UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Ambrx Biopharma Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR

THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 7, 2023

AMBRX BIOPHARMA INC.

10975 North Torrey Pines Road

La Jolla, California 92037

May 18, 2023

Dear Ambrx Shareholder:

The proxy statement for the 2023 Annual General Meeting of Shareholders (the “Proxy Statement”) of Ambrx Biopharma Inc., an exempted company incorporated in the Cayman Islands (the “Company”), to be held on June 7, 2023 (the “Annual General Meeting”), was filed with the Securities and Exchange Commission (“SEC”) on April 28, 2023. Since then, there have been developments regarding our Board of Directors of the Company (“Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement, as set forth in this Supplement to the Proxy Statement, which should be read in conjunction with the Proxy Statement.

Recent Developments

Effective as of May 18, 2023, Dr. Katrin Rupalla resigned as a member of our Board, Chairperson of our Board, and a member of our Compensation Committee and Nominating and Corporate Governance Committee. Dr. Rupalla’s decision to resign was not the result of any disagreement with the Company, the Board, management, or any matter relating to the Company’s operations, policies or practices; she has resigned to pursue another professional opportunity, which precluded her ability to serve on any boards of directors.

Following Dr. Rupalla’s resignation, the Board, with the recommendation of the Nominating and Corporate Governance Committee, appointed Mr. Stephen Glover as a member of the Board and Chairperson of the Board, to become effective on May 18, 2023. The Board affirmatively determined that Mr. Glover will serve as a Class II director and meets the requirements for independence under the Nasdaq listing standards and the SEC rules and regulations. There are no family relationships between Mr. Glover and any of our other directors or executive officers. As of the date of this Supplement, Mr. Glover does not own any ordinary shares of the Company.

Mr. Glover, age 63, has over 32 years of biopharmaceutical and life sciences experience. Currently he is the Co-Founder, Chairman, Chief Executive Officer, and President of ZyVersa Therapeutics, which he took public in December 2022. He has been at ZyVersa since 2014. ZyVersa is a clinical stage biopharmaceutical Company advancing a dynamic pipeline of drug candidates with multiple programs built around two proprietary technologies – Cholesterol Efflux Mediator™ VAR 200 in development to ameliorate renal lipid accumulation that damages the kidneys’ filtration system in patients with glomerular kidney diseases, and Inflammasome ASC Inhibitor IC 100, targeting damaging inflammation associated with numerous CNS and other inflammatory diseases. Mr. Glover is Chairman of the Board of Directors of PDS Biotechnology and a Board member of the Coulter Foundation at the University of Miami U Innovation Center and Asclepius Lifesciences. Previously, Mr. Glover was Co-Founder and Chief Business Officer of Coherus BioSciences, a commercial biologics platform Company focused on delivering biosimilar therapeutics and novel immuno-oncology products which went public in 2014. Prior to Coherus, he was President of Insmed Therapeutic Proteins and Executive Vice President and Chief Business Officer of Insmed Incorporated, where he was responsible for the creation of its biosimilar business unit and sale of that business to Merck. He led the strategic review process that resulted in the merger of Insmed and Transave. Before joining Insmed, Mr. Glover held senior-level positions in sales, marketing and operations at Andrx Corporation, Roche Laboratories, Amgen and IMS Health. Our Board and Nominating and Corporate Governance Committee believe that Mr. Glover’s extensive experience in executive roles and public company board positions in the pharmaceutical and biotech industries qualifies him to serve on our Board.

The nominee for re-election as a Class I director at the Annual General Meeting is Xiaowei Chang, C.F.A. The nominee receiving the most “For” votes from the holders of shares present at the Annual General Meeting or represented by proxy and entitled to vote on the election of directors will be elected as a Class I director to hold office until the third succeeding annual general meeting of shareholders after their election and until a successor is duly elected and qualified.

Impact on Voting at the Annual General Meeting

This Supplement does not change the proposals to be acted on at the Annual General Meeting or our Board’s recommendations with respect to the proposals as described in the Proxy Statement. If you have already submitted your proxy, or voted online or by telephone, you do not need to take additional action unless you wish to change your vote. If you wish to change your vote, the Proxy Statement contains information on how to change your vote. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

Your vote is important! Thank you for your ongoing support of Ambrx.

By Order of the Board of Directors,

/s/ Daniel J. O’Connor
Daniel J. O’Connor
President and Chief Executive Officer